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                                                                      Exhibit 5

                               October 3, 1997


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

        Re: MOLTEN METAL TECHNOLOGY, INC.


Dear Sir or Madam:

        I am Associate General Counsel of Molten Technology, Inc., a Delaware corporation (the "Company"), and have assisted in the preparation of a Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for registration under the Act of 7,427,064 shares of the Company's common stock, $.01 par value per share (the "Shares"), which are issuable to holders of the Company's Series A Convertible Participating Preferred Stock (the "Preferred Stock") upon conversion thereof and the holder of a certain warrant (the "Warrant") to purchase 566,000 shares of Company's common stock upon exercise thereof.

        I am familiar with the Amended and Restated Certificate of Incorporation of the Company, as amended, the corporate minute books, the Amended and Restated By-Laws of the Company and the Registration Statement. I also have examined such other documents, records and certificates and made such further investigation as I have deemed necessary for the purposes of this opinion and have assumed, without independent inquiry, the accuracy of these documents. In that examination, I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed as copies, the authenticity and completeness of all original documents reviewed in original form and the legal competence of each individual executing such documents.

        This opinion is solely limited to the Delaware General Corporation Law.

        Based upon and subject to the foregoing, I am of the opinion that upon the issuance and delivery of the Shares upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designations, Rights and Preferences therefor and upon the exercise of the Warrant in accordance with the terms thereof, the Shares will be legally issued, fully paid and nonassessable shares of Common Stock.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading "Legal Matters" in the preliminary prospectus constituting a part of the Registration Statement.



                                                Very truly yours,

                                                /s/ Elliot J. Mark
                                                -------------------------
                                                Elliot J. Mark, Esq.
                                                Associate General Counsel